Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@crmz.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Operating Results for 1st Half of 2011

VALLEY COTTAGE, NY—August 8, 2011—CreditRiskMonitor (OTCQB: CRMZ) reported that revenues increased 10% for both the 3 and 6 months ended June 30, 2011 to $2.54 million and $4.98 million, respectively. For the same periods, income from operations was $267,000 and $487,000, respectively, compared to $353,000 and $665,000 for the comparable 2010 periods. Cash, cash equivalents and marketable securities at the end of the six-month period increased $782,000 to $7.63 million from the 2010 year-end balance of $6.85 million.

Jerry Flum, CEO said, “We’re continuing to follow our long-term business strategy of investing in infrastructure and new data content to make our product more attractive, realizing that this strategy reduces our profitability in the short-term. However, our free cash flow net of dividend payment for the trailing 12 months is over 80% of our beginning tangible net worth, and our current balance of cash, cash equivalents and marketable securities, which is currently producing very low returns, is almost 3 times tangible net worth. Furthermore, we continue to be debt free and cash on our Balance Sheet provides us with financial flexibility in case new opportunities arise.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 AND 6 MONTHS ENDED JUNE 30, 2011 AND 2010
(Unaudited)

	3 Months Ended		6 Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Operating revenues	$2,539,350	$2,304,873	$4,979,311	$4,516,575

Operating expenses:
Data and product costs	734,890	573,274	1,480,237	1,171,041
Selling, general and administrative expenses	1,495,659	1,347,086	2,929,752	2,621,234
Depreciation and amortization	41,507	31,548	82,729	59,255

Total operating expenses	2,272,056	1,951,908	4,492,718	3,851,530

Income from operations	267,294	352,965	486,593	665,045
Other income, net	33,367	13,864	34,918	14,591

Income before income taxes	300,661	366,829	521,511	679,636
Provision for income taxes	(91,012)	(147,411)	(182,451)	(276,742)

Net income	$209,649	$219,418	$339,060	$402,894

Net income per share:
Basic and diluted	$0.03	$0.03	$0.04	$0.05

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
JUNE 30, 2011 AND DECEMBER 31, 2010

	June 30,	Dec. 31,
	2011	2010
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$6,414,918	$5,642,568
Marketable securities	1,214,083	1,204,234
Accounts receivable, net of allowance	1,489,209	1,406,865
Other current assets	233,307	480,922

Total current assets	9,351,517	8,734,589

Property and equipment, net	332,190	364,360
Goodwill	1,954,460	1,954,460
Deferred taxes on income	58,198	233,873
Prepaid and other assets	45,675	23,225

Total assets	$11,742,040	$11,310,507

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$6,564,993	$5,997,862
Accounts payable	56,151	24,024
Accrued expenses	578,021	1,167,196

Total current liabilities	7,199,165	7,189,082

Other liabilities	2,527	1,149

Total liabilities	7,201,692	7,190,231

Stockholders’ equity:

Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding 7,914,462 and 7,899,462 shares, respectively	79,144	78,994
Additional paid-in capital	28,521,448	28,440,586
Accumulated deficit	(24,060,244)	(24,399,304)

Total stockholders’ equity	4,540,348	4,120,276

Total liabilities and stockholders’ equity	$11,742,040	$11,310,507

Overview

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals that competes with Dun & Bradstreet, Equifax and Experian.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.